SCHEDULE 14C
INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934
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John Hancock Funds II
(Name of Registrant as Specified in Its Charter)
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JOHN HANCOCK FUNDS II
601 Congress Street
Boston, Massachusetts 02210-2805
August 7, 2012
Dear Shareholders:
          Enclosed is the Information Statement of John Hancock Funds II (“JHF II”) regarding the appointment of RS Investment Management Co. LLC (“RS Investments”) as an additional subadviser with respect to a portion of the assets of the Natural Resources Fund (the “Fund”). Wellington Management Company, LLP (“Wellington Management”) continues to act as subadviser for the remaining assets of the Fund. This change became effective on July 13, 2012.
          The Board of Trustees of JHF II approved the new subadvisory agreement with RS Investments. The new subadvisory agreement with RS Investments is not expected to result in any reduction in the level or quality of subadvisory services provided to, and does not result in any increase in the advisory fees paid by, the Fund.
          Please note that JHF II is not required to obtain shareholder approval, and We Are Not Asking for a Proxy and You are Requested Not To Send Us a Proxy, with respect to this subadviser change. The enclosed Information Statement provides information about the new subadvisory agreement and RS Investments.
          If you have any questions regarding the Information Statement, please contact a John Hancock Funds Customer Service Representative at 1-800-225-5291.
Sincerely,
/s/ Thomas M. Kinzler
Thomas M. Kinzler
Secretary
John Hancock Funds II

JOHN HANCOCK FUNDS II
601 Congress Street
Boston, Massachusetts 02210-2805

INFORMATION STATEMENT
NEW SUBADVISORY AGREEMENT
FOR THE NATURAL RESOURCES FUND

INTRODUCTION
          This Information Statement provides information regarding a new subadvisory agreement for the Natural Resources Fund (the “Fund”), a series of John Hancock Funds II (“JHF II” or the “Trust”). At a meeting held on June 26-28, 2012, the Board of Trustees of the Trust (the “Board” or “Trustees”), including all the Trustees who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of the Trust or John Hancock Investment Management Services, LLC (the “Independent Trustees”) approved a new subadvisory agreement appointing RS Investment Management Co. LLC (“RS Investments”) to serve as a second subadviser to the Fund. The Fund’s previous sole subadviser, Wellington Management Company, LLP (“Wellington Management”), will continue to manage a portion of the Fund’s assets. This change became effective on July 13, 2012. A discussion of the Board’s determination to appoint RS Investments as the Fund’s second subadviser is provided in the “Board Consideration of New Subadvisory Agreement” section below.
          JHF II. JHF II is a no-load, open-end investment management company, commonly known as a mutual fund, registered under the 1940 Act. The shares of JHF II are divided into separate series or funds, including the Fund.
          Investment Management. John Hancock Investment Management Services, LLC (the “Adviser”) serves as investment adviser to JHF II and the Fund. Pursuant to an investment advisory agreement with JHF II, the Adviser is responsible for, among other things, administering the business and affairs of JHF II and selecting, contracting with, compensating and monitoring the performance of any investment subadviser that manages the investment of the assets of the Fund or provides other subadvisory services pursuant to a subadvisory agreement with the Adviser. The Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).
          The Distributor. John Hancock Funds, LLC (the “Distributor”) serves as JHF II’s distributor.
          The offices of the Adviser and the Distributor are located at 601 Congress Street, Boston, Massachusetts 02210. Their ultimate controlling parent entity is Manulife Financial Corporation (“MFC”), a publicly traded company based in Toronto, Canada. MFC and its subsidiaries operate as “Manulife Financial” in Canada and Asia and primarily as “John Hancock” in the United States.
          Pursuant to an exemptive order (the “Order”) received from the Securities and Exchange Commission (the “SEC”), the Adviser is permitted to appoint a new subadviser for a fund or change the terms of an existing subadvisory agreement (including subadvisory fees) solely with Board approval, subject to certain conditions, and without obtaining shareholder approval, provided that the subadviser is not an affiliate of the Adviser. Because the new subadvisory agreement described in this Information Statement does not involve a subadviser that is affiliated with the Adviser, pursuant to the Order, JHF II is not required to obtain shareholder approval, We Are Not Asking for a Proxy and You are Requested Not To Send Us a Proxy, with respect to this subadviser change.
          Annual and Semi-Annual Reports. JHF II will furnish, without charge, a copy of its most recent annual and semi-annual reports to any shareholder upon request. To obtain a report, please call JHF II at 1-800-225-5291.

NEW SUBADVISORY AGREEMENT
FOR THE NATURAL RESOURCES FUND
Background
          Wellington Management has served as the Fund’s subadviser since 2005 and currently serves as one of the Fund’s subadvisers pursuant to a subadvisory agreement between the Adviser and Wellington Management dated October 17, 2005, as amended (the “Wellington Agreement”). The Wellington Agreement was approved most recently by the Board (including a majority of the Independent Trustees) on May 24-25, 2012 in connection with its annual review and consideration of such agreements.
          At the June 26-28, 2012 Board meeting, management recommended to the Board that it approve RS Investments as a second subadviser to the Fund effective July 13, 2012. The appointment of RS Investments was recommended to permit the Fund to benefit from the firm’s experience in managing its own proprietary natural resources fund, the RS Global Natural Resources Fund. The appointment of RS Investments was also recommended in an attempt to provide additional diversification for the Fund’s investments for improved risk-adjusted returns to shareholders. After a thorough review of management’s recommendation, the Board appointed RS Investments to manage approximately 50% of the Fund’s portfolio, with Wellington Management continuing to subadvise the remainder of the portfolio. RS Investments serves as a subadviser to the Fund pursuant to a subadvisory agreement between the Adviser and RS Investments dated July 13, 2012 (the “RS Investments Agreement”). A transition manager has overseen the movement of approximately 50% of the Fund’s portfolio assets from Wellington Management to RS Investments.
RS Investments
          RS Investments is a Delaware limited liability company and is an indirectly owned subsidiary of The Guardian Life Insurance Company of America. RS Investments’ principal business address is 388 Market Street, Suite 1700, San Francisco, California, 94111.
          For more information about the executive officers and directors of RS Investments, and funds comparable to the Fund that are managed by RS Investments, see “Additional Information about RS Investments” below.
RS Investments Agreement
          Under the RS Investments Agreement, RS Investments manages the day-to-day investment and reinvestment of its portion of the assets of the Fund, subject to the supervision of the Board and the Adviser, and formulates and implements a continuous investment program for its portion of the Fund consistent with the Fund’s investment objective and policies. RS Investments implements such program by purchases and sales of securities and regularly reports thereon to the Board and the Adviser.
          Except for the effective dates, the terms of the Wellington Agreement and the RS Investments Agreement are substantially similar. The terms of the RS Investments Agreement are described below under “Description of the RS Investments Agreement.”
          Subadviser Compensation. As compensation for its services under the RS Investments Agreement, RS Investments is paid a subadvisory fee by the Adviser with respect to the Fund. The fee, which is accrued daily and paid monthly within 30 calendar days of the end of each month, is determined by applying the daily equivalent of an annual fee rate to the net assets of the Fund managed by RS Investments. UNDER THE RS INVESTMENTS AGREEMENT, THE SUBADVISORY FEE IS PAID BY THE ADVISER OUT OF THE MANAGEMENT FEE IT RECEIVES FOR THE FUND AND IS NOT AN ADDITIONAL CHARGE TO THE FUND.
Subadvisory Fees — RS Investments Agreement
          The following table sets forth the annual percentage rate of the subadvisory fee for the Fund under the RS Investments Agreement for assets managed by RS Investments.

Portfolio	Annual rate of Subadvisory Fees
Natural Resources Fund	0.55% — First $400 million of Aggregate Net Assets *
0.425% — $400 million — $750 million of Aggregate Net Assets*
0.48%** — Excess over $750 million of Aggregate Net assets

*	Aggregate Net Assets include the net assets managed by RS Investments of: (a) the JHVIT Natural Resources Trust, a series of John Hancock Variable Insurance Trust (“JHVIT”), for which RS Investments serves as a subadviser; and (b) the JHF II Natural Resources Fund.

**	Rate applies retroactively to all assets at or below $750 million.
          Because the aggregate subadvisory fees paid by the Adviser were reduced under the arrangement, the Adviser is expected to experience a savings under the new arrangement. The Adviser has agreed to pass this savings through to the Fund for an indefinite period by means of a voluntary waiver of its management fee in amount equivalent to these savings.
Changes in Investment Strategies
     In connection with the addition of RS Investments as a subadviser to the Fund certain of the Fund’s investment strategies have been modified. Although the Fund continues to invest at least 80% of its net assets (plus any borrowings for investment purposes) in equity and equity-related securities of natural resource-related companies worldwide, the Fund no longer seeks to maintain a “normal” allocation of approximately 60% of investments in the energy and energy related sector, 30% of investments in the metals and mining sector, and 10% in the forest products, miscellaneous commodities companies and non-ferrous metals sector. Accordingly, the Fund no longer uses the MSCI World Paper & Forest Prod Gross Index — TR and the 60% MSCI World Energy/30% MSCI World Metals & Mining/10% MSCI World Paper & Forest Products Combined Index as benchmarks, and instead, the Fund’s new primary benchmark is the 60% MSCI World Energy/40% MSCI World Metals & Mining Combined Index. The benchmark changes are intended to better reflect the Fund’s investment allocations to natural resources sectors, and the subadvisers’ outlook on these sectors, following the hiring of RS Investments. The Fund’s investment objective of seeking long-term total return remains the same. These changes are described in a supplement to the Fund’s prospectus, which supplement also includes a discussion of how the Fund invests in commodities not included in the energy, metals and mining and forest products sectors.
          Wellington Management and RS Investments each manages approximately 50% of the Fund’s assets in independent sleeves, although the actual percentage managed by each subadviser varies because the assets subadvised by each subadviser are not rebalanced daily.
Wellington Management manages its portion of the Fund’s assets as follows:
          Wellington Management continues to use a value-based approach to invest in a broad range of natural resources sectors for the portion of the fund Wellington Management manages. Wellington Management utilizes a moderate rotation among sectors in conjunction with bottom-up stock selection. Natural resources companies often operate in countries that are different from the country in which their securities trade. Country allocation is primarily a result of the sector and security selection; however, a key element of Wellington Management’s analysis is understanding the economic and political dynamics of each of these countries.
          Wellington Management utilizes fundamental research to identify companies with attractive growth prospects, assets and relative values. Wellington Management also considers the volatility and ranges of commodity prices in seeking opportunities to buy or sell securities at attractive prices relative to a company’s potential over a longer investment cycle. A large number of companies worldwide in the relevant sub-sectors are monitored and stocks are added or deleted from the fund on the basis of relative attractiveness. Wellington Management uses a variety of tools such as income statement and balance sheet analysis, cash flow projections and asset value calculations to analyze companies. Particularly in the oil and gas industry, specific accounting issues play an important role.

RS Investments manages its portion of the Fund’s assets as follows:
          RS Investments’ team conducts fundamental analysis focused on the following factors: supply cost curve of a given commodity, asset location along that curve to identify “advantaged assets,” inventory of future projects which provide the basis for future value creation, management team quality to determine capital allocation discipline and history of value creation, and country risk. RS Investments’ team believes that investments in the securities of advantaged producers run by capable management teams can create value for long-term investors independent of commodity prices. Valuation is an important part of the investment process. RS Investments’ team seeks to purchase securities in companies with these characteristics when the investment team believes the price reflects a limited possibility of permanent capital impairment.
Board Consideration of the RS Investments Agreement
          At an in-person meeting held on June 26-28, 2012 (the “Meeting”), the Board of Trustees (the “Board”) of John Hancock Funds II (the “Trust”), including all of the Trustees who are not considered to be “interested persons” of the Trust under the Investment Company Act of 1940, as amended (the “Independent Trustees”), approved the subadvisory agreement appointing RS Investment Management Co. LLC (“RS Investments”) as an additional subadviser responsible for managing a portion of the assets of the Natural Resources Fund (the “Fund”).
          The Board, including the Independent Trustees, is responsible for approving John Hancock Investment Management Services, LLC’s (the “Adviser”) selection of fund subadvisers and approving the Fund’s subadvisory agreements, their periodic continuation and any amendments. Consistent with SEC rules, the Board regularly evaluates the Trust’s subadvisory arrangements, including consideration of the factors listed below. The Board also may consider other factors (including conditions and trends prevailing generally in the economy, the securities markets and the industry) and does not treat any single factor as determinative, and each Trustee may attribute different weights to different factors. The Board is furnished with an analysis of its fiduciary obligations in connection with its evaluation and, throughout the evaluation process, the Board is assisted by counsel for the Trust and the Independent Trustees are also separately assisted by independent legal counsel. The factors considered by the Board with respect to the Fund are:
1.	the nature, extent and quality of the services to be provided by the subadviser to the Fund;

2.	the investment performance of the Fund and its subadviser;

3.	the extent to which economies of scale would be realized as the Fund grows and whether fee levels reflect these economies of scale for the benefit of Fund shareholders;

4.	the costs of the services to be provided and the profits to be realized by the subadviser from its relationship with the Trust; and

5.	comparative services rendered and comparative subadvisory fee rates.
          With respect to its evaluation of subadvisory agreements with entities that are not affiliated with the Adviser, the Board believes that, in view of the Trust’s “manager-of-managers” advisory structure, the costs of the services to be provided and the profits to be realized by those subadvisers that are not affiliated with the Adviser from their relationship with the Trust, generally, are not a material factor in the Board’s consideration of these subadvisory agreements because such fees are paid to subadvisers by the Adviser and not by the funds and because the Board relies on the ability of the Adviser to negotiate such subadvisory fees at arm’s-length.
          In evaluating subadvisory arrangements, the Board also considers other material business relationships that unaffiliated subadvisers and their affiliates have with the Adviser or its affiliates, including the involvement by certain affiliates of certain subadvisers in the distribution of financial products, including shares of the Trust, offered by the Adviser and other affiliates of the Adviser (“Material Relationships”).
          In considering the new subadvisory agreement with RS Investments, the Board received in advance of the Meeting a variety of materials relating to the Fund and RS Investments, including comparative performance information for relevant benchmark indices and comparable funds, fee and expense information and other information provided by RS Investments regarding the nature, extent and quality of services to be provided by RS Investments under the new subadvisory agreement. The Board also took into account information presented by RS Investments to the Board with respect to its management of a portion of the Fund at the Meeting. The Board also took into account discussions with management and information provided to the Board in its meetings throughout the year with respect to the Fund’s performance, including quarterly performance reports prepared by management containing reviews of investment results, and periodic presentations from the current subadviser to the Fund.
          Throughout the process, the Trustees were afforded the opportunity to ask questions of and request additional information from management. The Independent Trustees also discussed the proposed approval of the new subadvisory agreement in private sessions with their independent legal counsel at which no representatives of management were present.
          In making its determination with respect to the new subadvisory agreement and with reference to the factors that it considers in considering approval of subadvisory agreements, the Board reviewed and considered:
1.	information relating to RS Investments’ business;

2.	the performance of the Fund and the performance of other similar funds and accounts that are managed by RS Investments through March 31, 2012;

3.	the subadvisory fee to be charged by RS Investments, including any breakpoints; and

4.	information relating to the nature and scope of any Material Relationships and their significance to the Adviser and RS Investments.
          With respect to the services to be provided by RS Investments, the Board considered, among other information, RS Investments’ current level of staffing and its overall resources. The Board took into account RS Investments’ history and investment experience, as well as information regarding the qualifications, background and responsibilities of RS Investments’ investment personnel who would provide services to the Fund. The Board also considered, among other things, RS Investments’ compliance program and any disciplinary history. The Board also considered RS Investments’ risk assessment and monitoring process. The Board noted RS Investments’ regulatory history, including whether it was currently involved in any regulatory actions or investigations as well as material litigation, and any settlements and amelioratory actions undertaken, as appropriate. The Board also noted that the Trust’s Chief Compliance Officer and his staff conducted compliance reviews with RS Investments, which included evaluating the regulatory compliance systems of RS Investments and procedures reasonably designed by them to assure compliance with the federal securities laws. The Board also took into account the financial condition of RS Investments.
          The Board considered RS Investments’ investment process and philosophy. The Board took into account that RS Investments’ responsibilities include the development and maintenance of an investment program for Fund that is consistent with the Fund’s investment objectives, the selection of investment securities and the placement of orders for the purchase and sale of such securities, as well as the implementation of compliance controls related to performance of these services. The Board also took into account the sub-advisory fees proposed to be paid to RS Investments and fees charged by RS Investments to manage similar portfolios.
          The Board’s decision to approve the new subadvisory agreement with RS Investments at the Meeting was based on a number of considerations, including the following:

•	RS Investments has demonstrated skills as a manager, and may be expected to provide a high quality of investment management services and personnel to the Fund.

•	A fund managed by RS Investments with investment policies similar to those of the Fund, outperformed the Fund, an appropriate benchmark index and peer group for the one-, three- and five- year periods ended March 31, 2012.

•	The subadvisory fees for the Fund: (i) are within industry norms; (ii) will be paid by the Adviser and not by the Fund and are the product of arm’s length negotiation between the Adviser and RS Investments, and approval of the new subadvisory agreement with RS Investments will not result in any increase in advisory fees for the Fund, and will result in reduced advisory fees for the Fund because the aggregate subadvisory fees to be paid by the Adviser would be reduced under the new arrangement and the Adviser has agreed to pass through the savings it realizes from the lower aggregate subadvisory fee by waiving a portion of its advisory fee; and (iii) are reasonable.
          Based on their evaluation of all factors that they deemed to be material, including those factors described above, and assisted by the advice of independent counsel, the Board, including the Independent Trustees, concluded that approval of the new subadvisory agreement with RS Investments would be in the best interest of the Fund and its shareholders. Accordingly, the Board, and the Independent Trustees voting separately, approved the new subadvisory agreement with RS Investments.
Additional Information about RS Investments
          Management of RS Investments. The names and principal occupations of the principal executive officers and directors of RS Investments are listed below. The business address of each such person is 388 Market Street, Suite 1700, San Francisco, California, 94111.

Name	Principal Occupation
Matthew H. Scanlan	CEO & Director

Deanna M. Mulligan	Chairman & Director

John J. Sanders	Chief Compliance Officer

Scott W. Clifford	Chief Investment Officer

Bryan S. Tutor	Chief Operating Officer

Margherita DiManni	General Counsel

George R. Hecht	Director & Member

Robert E. Broatch	Director

Thomas G. Sorell	Director

Michael G. McCaffery	Director

Paul B. Guenther	Director

Scott D. Dolfi	Director
          Similar Investment Companies Advised by RS Investments. RS Investments currently acts as adviser or subadviser to the following registered investment companies or series thereof having investment objectives and policies similar to those of the Fund. The table below also states the approximate size of each such fund as of December 31, 2011 and the current advisory or subadvisory fee rates for each fund as a percentage of average daily net assets or as otherwise stated.

Portfolio	Annual rate of Subadvisory Fees
Natural Resources Trust	0.55% — First $400 million of Aggregate Net Assets *
0.425% — $400 million — $750 million of Aggregate Net Assets*
0.48%** — Excess over $750 million of Aggregate Net assets

RS Global Natural Resources Fund	1.00% management fee; $3.1 billion assets under management

*	“Aggregate Net Assets” for the purpose of this comparable fund consist of the RS Investments-managed net assets of: (a) the Natural Resources Fund, a series of JHF II; and (b) the Natural Resources Trust, a series of JHVIT.

**	Rate applies retroactively to all assets at or below $750 million.
Description of the RS Investments Agreement
          Services Rendered by RS Investments. Subject always to the direction and control of the Trustees, RS Investments manages the Fund’s investments within its sleeve and determines the composition of a portion of the assets of the Fund in accordance with the Fund’s investment objective, investment policies and limitations set forth in JHF II’s registration statement, as amended, or as subsequently amended in writing.
          RS Investments maintains all accounts, books and records with respect to the Fund as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the Advisers Act, and the rules thereunder.
          RS Investments selects brokers, dealers and counterparties to effect all transactions for the Fund, including without limitation, with respect to transactions in securities, derivatives, foreign currency exchange, commodities and/or any other investments. RS Investments places all orders with brokers, dealers, counterparties or issuers, and negotiates brokerage commissions and other terms, as applicable. RS Investments always seeks the best possible price and execution in the circumstances in all transactions. Subject to the foregoing, RS Investments is directed at all times to seek to execute transactions for the Fund in accordance with its execution policy, as notified by RS Investments to the Trustees from time to time, but in all cases subject to policies and practices established by the Trustees and described in JHF II’s registration statement. Subject to always seeking the best possible price and execution in the circumstances, RS Investments may pay a broker-dealer that provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer, if RS Investments determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or RS Investments’ overall responsibilities with respect to accounts managed by RS Investments. RS Investments may use for the benefit of RS Investments’ other clients, or make available to companies affiliated with RS Investments or to its directors for the benefit of its clients, any such brokerage and research services that RS Investments obtains from brokers or dealers.
          Legal Relationship. RS Investments is an independent contractor and has no authority to act for or represent JHF II or the Adviser in any way or otherwise be deemed an agent unless expressly authorized in the RS Investments Agreement or in another writing by JHF II and the Adviser.
          Expenses. RS Investments, at its expense, furnishes: (i) all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully; and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Fund (excluding determination of net asset value and fund accounting services).
          Compensation of RS Investments. For the services provided to the Fund, the Adviser will pay RS Investments with respect to the Fund the compensation specified in the table above payable monthly in arrears on the last business day of each month. The fee will be appropriately prorated to reflect any portion of a calendar month that RS Investments Agreement is not in effect between the parties. The Adviser is solely responsible for the payment of fees to RS Investments, and RS Investments agrees to seek payment of its fees solely from the Adviser. Neither JHF II nor the Fund shall have liability for RS Investments’ subadvisory fee.
          Supplemental Arrangements with Affiliates. RS Investments may enter into arrangements with other persons affiliated with RS Investments to better enable it to fulfill its obligations under RS Investments Agreement for the provision of certain personnel and facilities to RS Investments, provided that RS Investments shall be responsible for any acts or omissions of such other persons and shall notify the Adviser in writing before entering into such arrangements.
          Liability of RS Investments. Neither RS Investments nor any of its directors, officers or employees shall be liable to the Adviser or JHF II for any loss suffered by the Adviser or the Fund resulting from its acts or omissions as subadviser to the Fund, except for losses resulting from willful misfeasance, bad faith, or gross negligence in the performance of, or from the reckless disregard of, the duties of RS Investments or any of its directors, officers or employees.
          Amendment. The RS Investments Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the Trustees of JHF II who are not interested persons of any party to the RS Investments Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval shall be effective if a majority of the outstanding voting securities of the Fund vote to approve the amendment.
          Duration and Termination of Agreement. The RS Investments Agreement initially continues in effect through and including the second anniversary of the date of the agreement, and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance is specifically approved at least annually by (a) the Board, or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, and (b) the vote of a majority of those Trustees who are not interested persons (as defined in the 1940 Act) of any such party to the Agreement cast in person at a meeting called for the purpose of voting on such approval.
          The RS Investments Agreement may be terminated at any time, without the payment of any penalty, by the Trustees, or, with respect to the Fund, by the vote of a majority of the outstanding voting securities of the Fund, on sixty days’ written notice to the Adviser and RS Investments, or by the Adviser or RS Investments on sixty days’ written notice to the Fund and the other party. The RS Investments Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the 1940 Act) or in the event the Advisory Agreement between the Adviser and JHF II terminates for any reason.
          Limitation of Personal Liability of JHF II. The Agreement and Declaration of Trust of JHF II, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the name “John Hancock Funds II” refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of JHF II shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of JHF II or any portfolio thereof, but only the assets belonging to JHF II, or to the particular portfolio with respect to which such obligation or claim arose, shall be liable.
          Confidentiality of JHF II Portfolio Holdings. RS Investments is required to treat JHF II portfolio holdings as confidential in accordance with JHF II’s “Policy Regarding Disclosure of Portfolio Holdings,” as such policy may be amended from time to time, and prohibit its employees from trading on any such confidential information.
          Consultation with Subadvisers to the Fund and other JHF II Portfolios. Consistent with Rule 17a-10 under the 1940 Act, the RS Investments Agreement prohibits RS Investments from consulting with the following entities concerning transactions for a fund in securities or other assets: (a) other subadvisers to the Fund; (b) other subadvisers to another fund in JHF II; and (c) other subadvisers to funds under common control with the Fund.

          Compliance Policies. RS Investments agrees to provide the Adviser with its written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Advisers Act. Throughout the term of the agreement, RS Investments will provide the Adviser with information relating to various compliance matters including material changes in the Compliance Policies and information and access to personnel and resources that the Adviser may reasonably request to enable JHF II to comply with Rule 38a-l under the 1940 Act.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT
Relating to
NATURAL RESOURCES FUND
a series of John Hancock II Fund
601 Congress Street
Boston, Massachusetts 02210
Telephone: 1-800-225-5291
          This communication (the “Notice”) presents only an overview of a more complete Information Statement that is available to you on the internet relating to the Natural Resources Fund (the “Fund”), a series of John Hancock Fund II (the “Trust” or “JHF II”). We encourage you to access and review all of the important information contained in the Information Statement.
          The Information Statement details a subadviser change relating to the Fund that took effect on July 13, 2012. In connection with its duties as the investment adviser for the Trust, John Hancock Investment Management Services, LLC (the “Adviser”) reviews and evaluates the Trust’s subadvisers on an ongoing basis. At a meeting held on June 26-28, 2012, pursuant to the recommendation of the Adviser, the Board of Trustees of the Trust (the “Board”) approved RS Investment Management Co. LLC (“RS Investments”) as a second subadviser to the Fund effective July 13, 2012. The appointment of RS Investments was recommended to permit the Fund to benefit from the firm’s experience in managing its own proprietary natural resources fund. The appointment of RS Investments was also recommended in an attempt to provide additional diversification for the Fund’s investments for improved risk-adjusted returns to shareholders. After a thorough review of management’s recommendation, the Board appointed RS Investments to manage approximately 50% of the Fund’s portfolio, with Wellington Management Company, LLP continuing to subadvise the remainder of the portfolio.
          The appointment of RS Investments as one of the Fund’s subadvisers was effected in accordance with an exemptive order (the “Order”) that the U.S Securities and Exchange Commission granted to the Trust permitting the Adviser to enter into and materially amend subadvisory agreements with unaffiliated subadvisers solely with Board approval, subject to certain conditions, and without obtaining shareholder approval. Consequently, the Trust is not soliciting proxies to approve this change. The Order does, however, require that an information statement be provided to you containing much of the same information that would have been included in a proxy statement soliciting approval of the new subadvisory agreement with RS Investments. In lieu of physical delivery of the Information Statement (other than on request as described below), JHF II will make the Information Statement available to you online.
          The Information Statement will be available to review on the Fund’s Website at http://www.jhfunds.com/NaturalResources14C until 90 days from the date the Notice is first sent to shareholders. A paper or email copy of the Information Statement may be obtained, without charge, by contacting (800) 225-5291 no later than 90 days from the date the Notice is first sent to shareholders.
          If you want to receive a paper or email copy of the Information Statement free of charge, you must request one no later than 90 days from the date the Notice is first sent to shareholders.
          Shareholders Sharing the Same Address. As permitted by law, only one copy of this Notice may be delivered to shareholders residing at the same address, unless such shareholders have notified Trust of their desire to receive multiple copies of the shareholder reports and other materials that the Trust sends. If you would like to receive an additional copy, please contact the Trust by writing to the Trust’s address, or by calling the telephone number shown above. The Trust will then promptly deliver, upon request, a separate copy of this Notice to any shareholder residing at an address to which only one copy was mailed. Shareholders wishing to receive separate copies of the Trust’s shareholder reports and other materials in the future, and shareholders sharing an address that wish to receive a single copy if they are receiving multiple copies, should also send a request as indicated.